CERUS CORPORATION

Severance Plan

Participation AGREEMENT

Name of Covered Employee:

On behalf of Cerus Corporation I am pleased to inform you that you have been designated as a Covered Employee in Cerus Corporation Severance Plan (the “Plan”), a copy of which is attached as Exhibit A to this Participation Agreement (this “Agreement”). Capitalized terms used but not defined in this Agreement have the meanings provided in the Plan.

Eligibility and Benefits. In accordance with the Plan, you have been designated a “Tier 2 Covered Employee.” The benefits you may become entitled to receive on an Involuntary Termination in connection with a Change in Control are set forth in Section 4 of the Plan.

If your employment with the Company is terminated for any reason other than an Involuntary Termination during the Change in Control Period, or for any reason at any time other than during the Change in Control Period, you will not be eligible for severance benefits under the Plan or this Agreement.

Acknowledgements. By signing this Agreement, you hereby acknowledge each of the following:

(a)
Your eligibility for and receipt of any severance benefits to which you may become entitled pursuant to the Plan is expressly contingent upon your compliance with the requirements contained in Section 5 of the Plan, including your execution of a Release and your continuing obligations under the terms of any applicable Confidentiality Agreement, any covenants agreement or similar obligation you owe to the Company. Severance benefits under the Plan will immediately cease in the event of your violation of the provisions of the Release or your continuing obligations under the afore-mentioned agreements or obligations.
(b)
The Plan supersedes any other change in control or severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you and any change in control or severance benefits in any individually negotiated employment contract or other agreement between you and the Company.

Entire Agreement; Other Terms. The Plan and this Agreement form the complete and exclusive statement of your agreement with the Company regarding your rights to any severance payments or benefits, and they supersede and replace all other or prior agreements, whether oral or written, on that subject, as noted above. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties hereto.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

1.

To participate in the Plan, please countersign and date this Agreement in the space provided below and return it to ___________________________ no later than ______________.

Sincerely,

Cerus Corporation

[Name]

[Title]

Covered Employee’s Signature Date

2.

Exhibit A

CERUS CORPORATION

SEVERANCE PLAN